Exhibit 99.3
JBSS AND OVH UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
     On May 21, 2010, John B. Sanfilippo & Son, Inc. (“JBSS”) purchased certain assets and assumed certain liabilities (the “Acquisition”) of Orchard Valley Harvest, Inc. (“OVH”) pursuant to a purchase agreement dated as of May 5, 2010 by and between JBSS and OVH.
     The unaudited pro forma condensed combined balance sheet assumes that the Acquisition took place on March 25, 2010 and combines JBSS’s March 25, 2010 consolidated balance sheet with OVH’s March 31, 2010 balance sheet.
     The unaudited pro forma condensed combined statement of operations for the fiscal year ended June 25, 2009 assumes that the Acquisition took place on June 27, 2008. JBSS’s audited consolidated statement of operations for the fiscal year ended June 25, 2009 has been combined with OVH’s unaudited statement of operations for the twelve months ended June 30, 2009. This unaudited methodology includes the last half of OVH’s year ended December 31, 2008 and the first half of OVH’s fiscal year ended December 31, 2009.
     The unaudited pro forma condensed combined statement of operations for the nine months ended March 25, 2010 also assumes that the Acquisition took place on June 27, 2008. JBSS’s unaudited consolidated statement of operations for the nine months ended March 25, 2010 has been combined with OVH’s unaudited consolidated statement of operations for the nine months ended March 31, 2010. This unaudited methodology includes the last half of OVH’s year ended December 31, 2009 and the first quarter of OVH’s fiscal year ending December 31, 2010.
     The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of JBSS and OVH for the applicable periods:
•	Separate historical financial statements of JBSS as of and for the fiscal year ended June 25, 2009 and the related notes included in JBSS’s Annual Report on Form 10-K for the year ended June 25, 2009;

•	Separate historical financial statements of OVH as of and for the years ended December 31, 2009 and 2008 and the related notes included therein which are included as Exhibit 99.1 of this report on Form 8-K/A;

•	Separate historical financial statements of JBSS as of and for the three and nine months ended March 25, 2010 and the related notes included in JBSS’s Quarterly Report on Form 10-Q for the period ended March 25, 2010; and

•	Separate historical financial statements of OVH as of and for the three months ended March 31, 2010 and 2009 and the related notes included therein which are included as Exhibit 99.2 of this report on Form 8-K/A.
     The unaudited pro forma condensed combined financial information has been presented for informational purposes only in accordance with Article 8, Rule 8-05 of Regulation S-X. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no transactions between JBSS and OVH during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.
     The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or “GAAP” standards, which are subject to change and interpretation. JBSS has been treated as the acquirer in the Acquisition for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates (for example estimates as to value of acquired equipment, intangible assets and the tax basis allocation of assets acquired from OVH) and the final acquisition accounting could occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.
     The unaudited pro forma combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Acquisition or the costs to combine the operations of JBSS and OVH or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

John B. Sanfilippo & Son, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 25, 2010
(in thousands)

	March 25,	March 31,
	2010	2010	Pro Forma		Pro Forma
	JBSS	OVH(5.a)	Adjustments		Consolidated
ASSETS
Current assets:
Cash	$754	$—	$—		$754
Accounts receivable, net	38,580	6,166	—		44,746
Inventories	124,574	9,484	1,466	(c)	135,769
			245	(d)
Deferred income taxes	4,905	—	—		4,905
Prepaid expenses and other current assets	528	2,295	(35)	(b)	2,788

Total current assets	169,341	17,945	1,676		188,962
Property, plant and equipment, net	162,123	2,970	631	(e)	165,724
Goodwill	—	—	5,591	(f)	5,591
Intangible assets, net	249	—	16,170	(f)	16,419
Other long-term assets	7,917	38	(17)	(b)	7,938

Total assets	$339,630	$20,953	$24,051		$384,634

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility borrowings	$24,368	$5,090	$32,910	(g)	$57,422
			(5,090)	(b)
			144	(i)
Current maturities of long-term debt	11,297	628	—		11,925
Accounts payable and book overdraft	36,610	6,096	(1,425)	(g)	41,281
Accrued liabilities and other	27,341	2,002	4,411	(h)	31,716
			(1,980)	(b)
			(58)	(i)

Total current liabilities	99,616	13,816	28,912		142,344
Long-term debt	46,917	936	—		47,853
Deferred income taxes	5,694	—	—		5,694
Other liabilities	9,411	—	1,426	(h)	10,837
Total stockholders’ equity	177,992	6,201	(86)	(i)	177,906
			(6,201)	(j)

Total liabilities and stockholders’ equity	$339,630	$20,953	$24,051		$384,634

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 5 — Pro Forma Adjustments.

John B. Sanfilippo & Son, Inc.
Unaudited Pro Forma Condensed Combined
Statements of Operations
For the Nine Months Ended March 25, 2010
(In thousands, except per share data)

	For the Nine Months Ended
	March 25,	March 31,
	2010	2010	Pro Forma		Pro Forma
	JBSS	OVH(5.a)	Adjustments		Consolidated
Net sales	$420,076	$45,380	$—		$465,456
Cost of sales	349,913	34,502	47	(e)	384,462

Gross profit	70,163	10,878	(47)		80,994
Operating expenses:
Selling expenses	29,176	1,489	—		30,665
Administrative expenses	17,295	1,418	2,475	(f)	20,559
			(629)	(i)

Total operating expenses	46,471	2,907	1,846		51,224

Income from operations	23,692	7,971	(1,893)		29,770
Interest expense	4,152	428	846	(k)	5,426
Other expense (income), net	926	(30)	—		896

Income before income taxes	18,614	7,573	(2,739)		23,448
Income tax expense	6,928	50	2,979	(l)	8,861
			(1,096)	(m)

Net income	$11,686	$7,523	$(4,622)		$14,587

Earnings per share:(5.n)
Basic	$1.10				$1.37
Diluted	$1.09				$1.36
Shares used to compute earnings per share:
Basic	10,634				10,634
Diluted	10,714				10,714
See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 5 — Pro Forma Adjustments.

John B. Sanfilippo & Son, Inc.
Unaudited Pro Forma Condensed Combined
Statements of Operations
For the Year Ended June 25, 2009
(In thousands, except per share data)

	For the Year Ended
	June 25,	June 30,
	2009	2009	Pro Forma		Pro Forma
	JBSS	OVH(5.a)	Adjustments		Consolidated
Net sales	$553,846	$51,703	$—		$605,549
Cost of sales	481,447	43,499	63	(e)	525,009

Gross profit	72,399	8,204	(63)		80,540
Operating expenses:
Selling expenses	36,465	1,811	—		38,276
Administrative expenses	20,353	1,795	2,662	(f)	24,810

Total operating expenses	56,818	3,606	2,662		63,086

Income from operations	15,581	4,598	(2,725)		17,454
Interest expense	7,646	621	1,666	(k)	9,933
Other expense, net	1,277	34	—		1,311

Income before income taxes	6,658	3,943	(4,391)		6,210
Income tax (benefit) expense	(259)	58	1,519	(l)	(438)
			(1,756)	(m)

Net income	$6,917	$3,885	$(4,154)		$6,648

Earnings per share:(5.n)
Basic	$0.65				$0.63
Diluted	$0.65				$0.63
Shares used to compute earnings per share:
Basic	10,618				10,618
Diluted	10,635				10,635
See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 5 — Pro Forma Adjustments.

John B. Sanfilippo & Son, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Information for John B. Sanfilippo & Son, Inc. and
Orchard Valley Harvest, Inc.
(in thousands, except per share data)
1. Description of Transaction
On May 21, 2010, John B. Sanfilippo & Son, Inc. (“JBSS” or “Company”) completed its previously-announced acquisition of certain assets and assumption of certain liabilities (the “Acquisition”) of Orchard Valley Harvest, Inc. (“OVH”), pursuant to the Purchase Agreement dated May 5, 2010 between JBSS and OVH (the “Purchase Agreement”). The aggregate purchase price was $32,910, funded from excess availability in JBSS’s bank credit facility with Wells Fargo Capital Finance, LLC (f/k/a Wells Fargo Foothill, LLC) and Burdale Financial Limited. The purchase price may be increased up to $10,079, contingent upon performance of the acquired business for the 2010 and 2011 calendar years, as more specifically described in the Purchase Agreement.
2. Basis of Presentation
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of JBSS and OVH. For ease of reference, all pro forma statements use JBSS’s period end dates and OVH’s reported information has been recasted accordingly to correspond to JBSS’s period end dates by adding OVH’s comparable quarterly periods as necessary.
The acquisition method of accounting is based on Accounting Standards Codification (ASC) Topic 805, Business Combinations (“ACS Topic 805”), which JBSS adopted on June 26, 2009 and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures (“ACS Topic 820”), which JBSS has adopted as required.
ASC Topic 805, requires, among other things, that most assets acquired and liabilities acquired be recognized at their fair values as of the acquisition date. Financial statements of JBSS issued after completion of the Acquisition will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in these unaudited pro forma condensed combined financial statements. The financial statements of JBSS issued after the completion of the Acquisition will not be retroactively restated to reflect the historical financial position or results of operations of OVH.
ASC Topic 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be unrelated (to JBSS) buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, JBSS may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect JBSS’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
Under ASC Topic 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees, etc.) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total advisory, legal, regulatory and valuation costs expected to be incurred by JBSS are estimated to be approximately $700, of which $556 was expensed in the nine months ended March 25, 2010. Total advisory, legal, regulatory and valuation costs incurred by OVH were $73 which was expensed in the nine months ended March 31, 2010.
3. Accounting Policies
OVH’s financial statements were similar to JBSS’s accounting policies. Accordingly, there are no changes in accounting policies that will occur for the combined entity. The unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
4. Assets Acquired and Liabilities Assumed
For the pro forma condensed combined balances, the (i) cash purchase price of $29,500 plus working capital adjustments at closing of $3,272, (ii) future working capital adjustments of $138 and (ii) fair value of future consideration of $5,837, combined for a total purchase price of $38,747, have been allocated to the fair values of assets and liabilities acquired as if the Acquisition occurred on March 25, 2010. The allocation of the purchase price is based, in part, on a third party appraisal that assisted management in determining the fair value of acquired assets and liabilities, including identifiable intangible assets. The actual purchase price paid on May 21, 2010 was increased by an additional $1,287 of working capital adjustments from March 25, 2010 to May 21, 2010 which was recorded as an adjustment to accounts payable, the primary area of the working capital fluctuation, in the pro forma condensed balance sheet.

Book value of net assets acquired as of March 31, 2010	$6,201
Adjustments to historical book value as of March 31, 2010 of specific assets not acquired and specific liabilities not assumed as part of acquisition	7,018

Additional working capital adjustments from March 31, 2010 to May 21, 2010	1,425

Adjusted book value of net assets	14,644

Purchase accounting adjustments to May 21, 2010 historical balance sheet:
Inventories	1,466
Property, plant and equipment	631
Identifiable intangible assets	16,170
Favorable supply contracts, net	245
Goodwill	5,591

Total purchase accounting adjustments	24,103

Cash paid plus fair value of future contingent consideration	$38,747

The purchase price allocation for the purposes of these unaudited pro forma condensed combined financial statements was primarily limited to the valuation of tangible net assets and the identification and valuation of intangible assets. JBSS believes this is an appropriate approach based on a review of similar type transactions. Many of the fair value measurements used to develop our purchase price allocation can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
The following is a discussion of the currently estimated adjustments made to OVH’s assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements. The estimates of fair value are preliminary and are subject to change and could vary from the final amounts recorded.
Inventories.
As of the effective time of the Acquisition, inventories are required to be measured at fair value. The difference between the fair value and the carrying value at lower of cost or market is recognized as a pro forma adjustment.
Property, plant and equipment.
As of the effective time of the Acquisition, property, plant and equipment are required to be measured at fair value, unless those assets are classified as held-for-sale on the date of the Acquisition. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. The difference between the fair value of property, plant and equipment and the historical book value is recognized as a pro forma adjustment.
Identifiable intangible assets.
As of the closing of the Acquisition, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and be used in a manner that represents their highest and best use. Based on internal assessments as well as discussions with OVH and our external third party valuation advisors, JBSS identified the following significant intangible assets: customer relationships, non-compete agreement and the OVH trade name.
The fair value of these intangible assets was determined primarily through the use of the “income approach,” which requires an estimate or forecast of all the expected future cash flows either through the use of either the multi-period excess earnings method or relief-from-royalty method. Some of the more significant assumptions inherent in the development of estimated cash flows, from the perspective of a market participant, include the amount and timing of projected future cash flows (including revenue, cost of revenue, sales and marketing expenses and working capital/contributory asset charges) and the discount rate selected to measure the risks inherent in the future cash flows. Specific OVH data was utilized such as historical and projected revenues, customer attrition rates, cost structure and certain other high-level assumptions. The fair value of the customer relationship, the non-compete agreement and the OVH tradename were estimated by our external third party valuation advisors and reviewed by JBSS management and were as follows: Customer relationships — $10,600 with a weighted average useful life of 7 years; Non-

compete agreement — $5,400 with a weighted average useful life of 5 years; and the OVH tradename — $170 with a weighted average useful life of 5 years. JBSS determined the useful lives for the intangible assets using our expected benefit period of the specific intangible assets. JBSS determined that straight line amortization is appropriate for the customer relationship and tradename intangibles. JBSS will amortize the non-compete agreement based on the expected pattern of cash flow annual benefit over the estimated useful life.
The following table is a summary of the fair value estimates of the identifiable intangible assets and their weighted average useful lives used for purposes of these unaudited pro forma condensed combined financial statements:

	Estimated	Estimated
	Fair Value	Useful Life
Customer relationships	$10,600	7 Years
Non-compete agreement	5,400	5 Years
OVH tradename	170	5 Years

Total identifiable intangible assets	$16,170

Contingent future consideration.
Under terms of the Purchase Agreement, future consideration of up to $10,079 may be paid in addition to the $32,910 cash purchase price paid on May 21, 2010. This future consideration is contingent upon the sales performance of the acquired business in the 2010 and 2011 calendar years, as more specifically described in the Purchase Agreement. We have established a current and long-term liability of $4,411 and $1,426, respectively, for the expected fair value of the future consideration, considering the probabilities that the sales performance levels will be attained. This expected fair value will be re-measured on a quarterly basis through the quarter ending December 29, 2011. Any quarterly change in the expected present value will require an adjustment to the contingent liability with the corresponding charge or credit to operating income for that quarter.
Goodwill.
An amount of $5,591 has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. Goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management determines that the value of goodwill has become impaired, an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made will be recognized.
Supply Contracts.
The fair value of purchase commitments on open supplier contracts was compared to the contract value as of the date of acquisition. We determined that the net fair value of committed inventories exceeded the contract values by $245.
Contingencies.
As of the closing of the Acquisition, except as specifically excluded by GAAP, contingencies are required to be measured at fair value, if the acquisition-date fair value of the asset or liability arising from a contingency can be determined. If the acquisition-date fair value of the asset or liability cannot be determined, the asset or liability would be recognized at the acquisition date if both of the following criteria were met: (i) it is probable that an asset existed or that a liability had been incurred at the acquisition date, and (ii) the amount of the asset or liability can be reasonably estimated. These criteria are to be applied using the guidance in ASC Topic 405, Contingencies. There were no material OVH contingencies or uncertain tax positions as of the date of the closing of the Acquisition.
Income taxes.
As the Acquisition was related to the purchase of assets and the assumption of liabilities, it was a taxable transaction in the United States. JBSS will record the tax basis of the assets acquired and liabilities assumed at their fair values. While the purchase allocation methodology for tax is not complete and may differ from the allocation for book purposes, the overall consideration for book and tax purpose is assumed to be tax deductible for purposes of the unaudited pro forma condensed combined balance sheet. As a result, the net temporary differences at the date of the closing of the Acquisition are expected to net to zero.
5. Pro Forma Adjustments
     The following are the descriptions of the pro forma condensed combined balance sheet and statement of operations adjustments:
(a)	JBSS’s fiscal year ends on the last Thursday of June and OVH’s fiscal year ends on December 31. The pro forma condensed combined financial information presented herein combines the results of operations of JBSS for the nine months ended March 25, 2010 with the results of operations of OVH for the nine months ended March 31, 2010, and combines the results of operations of JBSS for the year ended June 25, 2009 with the results of operations of OVH for the twelve months ended June 30, 2009.

(b)	To eliminate the historic book value of the specific assets not acquired and specific liabilities not assumed as part of the Acquisition.

(c)	To record inventory at estimated fair value as of the closing of the Acquisition. The entire increase to fair value is not included in the pro forma statement of operations for the year ended June 30, 2009 since the increase in inventory cost is non-recurring.

(d)	To record the fair value of OVH’s contracts for the purchase of inventory as of the closing of the Acquisition. The entire increase to fair value is not included in the pro forma statement of operations for the year ended June 30, 2009 since the increase in inventory cost is non-recurring.

(e)	To record property and equipment at estimated fair value and eliminate OVH accumulated depreciation. The property and equipment consists primarily of equipment which is depreciated over a 10 year period. Additional depreciation expense of $47 and $63 has been recognized for the nine months ended March 31, 2010 and the twelve months ended June 30, 2009, respectively.

(f)	To recognize $5,591 of goodwill, $10,600 of amortizable customer relationships, $5,400 of an amortizable non-compete agreement and $170 of amortizable tradename. Amortization expense of $2,475 and $2,662 has been recognized for the nine months ended March 31, 2010 and the twelve months ended June 30, 2009, respectively, and included in administrative expenses. The fair value of the customer relationships is being amortized on a straight line basis over seven years. The fair value of the tradename is being amortized on a straight line basis over five years. The fair value of the non-compete agreement is being amortized based on its expected pattern of cash flow annual benefit over a five year period.

(g)	To recognize the cash purchase price for the Acquisition of $32,910. Also, to recognize the $1,425 increase in working capital from March 31, 2010, the date of the pro forma statements, to May 21, 2010. This entire working capital increase is shown as a reduction in accounts payable on the pro forma balance sheet, since accounts payable had the largest fluctuation in balances from March 31, 2010 to May 21, 2010.

(h)	To recognize the estimated fair value of contingent future consideration based on the sales performance of the acquired business. This expected fair value will be re-measured on a quarterly basis through the quarter ending December 29, 2011 based upon actual quarterly sales and potential revisions to future estimated sales. Any quarterly change in the expected present value will require an adjustment to the contingent liability fair value with the corresponding charge or credit to operating income for that quarter.

(i)	To recognize transaction costs through the closing of the Acquisition. Amounts expensed in the amount of $629 that were recorded for the nine months ended March 25, 2010 for JBSS and March 31, 2010 for OVH are eliminated from the unaudited pro forma condensed combined statements of operations. The estimated remaining JBSS transaction costs of $144 are included as a pro forma adjustment to the revolving credit facility borrowings in the unaudited pro forma condensed combined balance sheet and included as a reduction to stockholders’ equity of $86, net of $58 of accrued income tax.

(j)	To eliminate OVH historical stockholders’ equity and retained earnings.

(k)	To record additional interest expense had the Acquisition occurred on June 27, 2008. The actual JBSS average interest rates on our bank credit facility for the nine months ended March 25, 2010 and the year ended June 25, 2009 of 2.65% and 3.70% were increased by a 50 basis point increase in interest rates under the most recent amendment to the JBSS credit facility. It is appropriate to include this increased rate since the facility was amended in March 2010 to allow for the OVH acquisition. Also, interest expense was increased to reflect interest on the purchase price of OVH had the Acquisition occurred on June 27, 2008. The total pro forma increases in interest expense were $846 and $1,666 for the nine months ended March 25, 2010 and the year ended June 25, 2009, respectively. A hypothetical 1/8% adverse variance in weighted-average interest rates would have had an effect of $106 and $208 for the nine months ended March 25, 2010 and the year ended June 25, 2009, respectively, on the pro forma adjustments in interest expense related to the JBSS credit facility.

(l)	To record federal income tax expense and additional state income tax expense as if OVH were a regular tax paying corporation as opposed to a Subchapter S corporation. We assumed a 40.0% blended tax rate representing the estimated combined effective federal and state statutory rates at the date of the statements. The actual effective tax rate in the future may vary from this estimate. The JBSS income tax benefit for the year ended June 25, 2009 varied from the federal statutory income tax rate primarily related to the reversal of a $3.0 million valuation allowance at the beginning of the year associated with deferred income tax assets, which included federal and state net operating loss carryforwards.

Operating results for fiscal 2009 and currently expected future profitability led to the elimination of our $3.0 million valuation allowance as it was more likely than not that the deferred income tax assets would be realized.

(m)	Estimated tax effect of total pro forma adjustments, assuming a 40.0% blended tax rate representing the estimated combined effective federal and state statutory rates. The actual effective tax rate in the future may vary from this estimate.

(n)	Pro forma earnings per share is calculated using the pro forma net income and the JBSS basic and diluted shares.